AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS, PREFERENCES,

AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK

OF ARROGENE, INC.

Pursuant to the

Delaware General Corporation Law

ARROGENE, INC., a corporation organized and existing under the laws of the State of Delaware (the "Company"), DOES HEREBY CERTIFY that pursuant to the authority contained in Article IV of its Articles of Incorporation, and in accordance with the provisions of the Delaware Business Corporations Act, the Company's Board of Directors hereby certifies:

1. That in accordance with the provisions of the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), filed in the office of the State of Delaware on December 7, 2006, and by a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock filed in the office of the Secretary of State of Delaware January 19, 2016 (the “Certificate of Designations”), the Company authorized the issuance of shares of the Series A Convertible Preferred Stock and established the voting provisions, designations, preferences, participating, optional and other rights, and the qualifications, limitations and restrictions thereof.

2. That pursuant to the authority conferred upon the Board by the provisions of the Certificate of Incorporation, and Section 151 (g) of DGCL, on February 10, 2016, the Board adopted the following resolution amending and restating, effective upon the date this Amended and Restated Certificate of Designations is filed in the office of the Secretary of State of the State of Delaware, the provisions of the Certificate of Designations and that pursuant to Section 242(b) of DGCL, a majority of the holders of the common stock and Series A Convertible Preferred Stock have approved the following resolution:

RESOLVED that, pursuant to the authority expressly granted to and vested in the Board by the provisions of the Certificate of Incorporation, the designation and number of shares of Series A Convertible Preferred Stock and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations, and restrictions thereof are amended and restated to read in their entirety as follows:

1.Designations and Amounts.  Six Million (6,000,000) shares of the Company's authorized Preferred Stock are designated as Series A Convertible Preferred Stock, having a stated value of $0.0001 per share (“Stated Value”).

2.Definitions.

For the purposes of this Resolution the following definitions shall apply:

(a)"Board" shall mean the Board of Directors of the Company.

(b)"Company" shall mean Arrogene, Inc., a Delaware corporation formed on December 7, 2006.

(c)"Original Issue Date" for a series of Preferred Stock shall mean the date on which the first share of such series of Preferred Stock was originally issued.

(d)"Preferred Stock" shall refer to Series A Convertible Preferred Stock.

(e)"Stated Value" shall mean $0.0001 per share.

(f)"Subsidiary" shall mean any corporation at least fifty percent (50%) of whose outstanding voting stock shall at the time be owned directly or indirectly by the Company or by one or more Subsidiaries.

(g)"Securities Act" shall mean the Securities Act of 1933, as amended.

(h)"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

(i)“Holder” shall mean any person who is the record owner of shares of Preferred Stock.

 (j)“Change in Control of the Company” shall mean a change in control of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date of this Agreement or, if Item 5(f) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934 which serve similar proposes; provided that, without limitation, such change in control shall be deemed to have occurred if and when: (a) any "person" (as such term is sued in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities, or (b) a majority of the individuals who were members of the Board of Directors of the Company immediately prior to the action of the shareholders of the Company involving the election of directors or an action of the Board of Directors without action by the Company's shareholders shall not constitute a majority of the Board of Directors following such action.

3.Dividends.

(a)The Holders of outstanding Preferred Stock shall be entitled to participate, pro rata, in dividends paid on outstanding shares of Common Stock, if, when and as the Board of Directors shall in their sole discretion deem advisable, and only from the net profits or surplus of the Company as such shall be fixed and determined by the Board of Directors.  The determination of the Board of Directors at any time of the amount of

2

net profits or surplus available for dividend shall be binding and conclusive on the Holder.

4.Priority On Liquidation

(a)Payment upon Dissolution, Etc.  Upon the occurrence and continuance of: (i) any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, commenced by the Company or by its creditors and not dismissed within 90 days following such commencement, as such, or relating to its assets, or (ii) the dissolution or other winding up of the Company whether total or partial, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (iii) any assignment for the benefit of creditors or any marshalling of the any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Company (a “Liquidation Event”), no distribution shall be made to the Holder of any shares of Series A Preferred Stock until: (1) the holders of any and all other outstanding shares of capital stock issued in consideration of a cash payment, including common stock, (except for capital stock which by its terms is junior to the Series A Preferred Stock) shall have a liquidation preferences senior to the Series A Preferred Stock.  In the event that upon the occurrence of a Liquidation Event, the assets available for distribution to the Holder of the Series A Preferred Stock and to the holders of any pari passu securities are insufficient to pay the liquidation preference with respect to all of the outstanding shares of Series A Preferred Stock and of such pari passu securities, such assets will be distributed ratably among such shares in proportion to the ratio that the liquidation preference payable on each such share bears to the aggregate liquidation preference payable on all such shares.

(b)Liquidation Preference.  The “Liquidation Preference” with respect to a share of capital stock, including common stock, which is senior to the Series A Preferred Stock shall be an amount equal to the sum of (i) the Stated Capital of the Company, plus (ii) the Additional Paid in Capital of the Company, divided by (iii) the number of shares of outstanding capital stock, including common stock, eligible to participate in any distribution senior to shares of Series A Preferred Stock.  After the payment of all Liquidation Preferences, any assets remaining shall be distributed to the Holder of Series A Preferred Stock in the amount of the Stated Value of the Series A Preferred Stock.

(c)Ranking.  In the event of the liquidation, dissolution, or other winding up of the Company, the Series A Preferred Stock will be treated as (i) junior to the holders of the Common Stock and any other class or series of stock which were issued for cash consideration which is not made pari passu with or junior to the Series A Preferred Stock; (ii) junior to any other class or series of stock which is made senior to the Series A Preferred Stock, (iii) pari passu with the holders of shares of Common Stock and other classes or series of capital stock issued for consideration other than cash, and (iv) senior to shares of capital stock made junior to the Series A Preferred Stock.

5.Redemption.

(a)The Company shall not have the right to redeem; nor shall any Holder have the right to demand that the Company redeem any issued and outstanding shares of Series A Preferred .

6.Voting Rights.

(a)Each Holder shall be entitled to the number of votes equal to the number of shares of Common Stock into which shares of Series A Preferred could be converted (pursuant to Section 7 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company.  Except as otherwise provided herein or as required by law, the Series A Preferred shall vote together with the Common Stock as a single class on an as-converted to Common Stock basis at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock with respect to any question upon which holders of Common Stock have the right to vote.

 (b)So long as any shares of Series A Preferred Stock remain outstanding, the consent of a majority of the holders of the then outstanding Series A Preferred Stock, voting as one class, either expressed in writing or at a meeting called for that purpose, shall be necessary to repeal, amend or otherwise change this Certificate of Designation, Preferences and Rights or the Articles of Incorporation of the Company, as amended, in a manner which would alter or change the powers, preferences, rights privileges, restrictions and conditions of the Series A Preferred Stock so as to adversely affect the Preferred Stock.

7.Conversion.

Holders of Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

(a)Optional Conversion:  Right to Convert.  Each share of Preferred Stock shall be convertible, at the option of the Holder thereof  (provided that upon any liquidation of the Company, the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Preferred Stock) at the office of the Company or any transfer agent for the Preferred Stock or Common Stock, into one fully-paid and non-assessable share of Common Stock.

(b)Conversion Rate. Each share of Preferred Stock shall be convertible into one (1) share of Common Stock, subject to adjustments provided for herein. As used herein, “Conversion Rate” shall mean the number of shares of Common Stock issuable upon conversion of one share of Series A Preferred Stock.

 (c)Intentionally Omitted.

(d)Mandatory Conversion.  All outstanding shares of Preferred Stock shall automatically convert into shares of Common Stock in accordance with this Section 7 either (i) immediately upon written notice from the Company to Holder of its election to compel the conversion of the Preferred Stock or (ii) upon the consummation of a transaction that results in a Change in Control of the Company, as defined above. Following the effective date of such Mandatory Conversion, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock subject to such Mandatory Conversion shall not have been surrendered, all rights with respect to such shares shall forthwith terminate, except only the right of the Holders to receive shares of Common Stock.

(e)Notice of Optional Conversion.  The right of conversion shall be exercised by the Holder thereof by giving written notice (the “Conversion Notice”) to the Company, by facsimile or by registered mail or overnight delivery service, with a copy by facsimile to the Company’s then transfer agent for its Common Stock, as designated by the Company from time to time, that the Holder elects to convert a specified number of shares of Preferred Stock into Common Stock and, if such conversion will result in the conversion of all of such Holder’s shares of Preferred Stock, by surrender of a certificate or certificates for the shares so to be converted to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the Holders of the Preferred Stock) at any time during its usual business hours on the date set forth in the Conversion Notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

(f)Mechanics of Conversion.  Before any Holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Common Stock, and shall give written notice to the Company at such office that he elects to convert the same and shall state therein the number of shares of Preferred Stock being converted.  Thereupon the Company shall promptly issue and deliver at such office to such Holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on such date.

(g)Adjustment for Stock Splits and Combinations.  If the Company shall at any time or from time to time after the Original Issue Date of the Preferred Stock effect a subdivision of the outstanding Common Stock, the Conversion Rate then in effect immediately before that subdivision shall be proportionately increased, and conversely, if the Company shall at any time or from time to time after the Original Issue Date of the Preferred Stock combine the outstanding shares of Common Stock, the Conversion Rate then in effect immediately before the combination shall be proportionately decreased.  For the avoidance of doubt, if the Company effects a 2-for-1 forward split, each share of Series A Preferred Stock will automatically be convertible into two shares of Common Stock; and if the Company effects a 1-for-2 reverse split, each share of Series A Preferred Stock shall automatically become convertible into one-half share of Common Stock.  Any adjustment under this paragraph 7(h) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(h)Adjustment for Certain Dividends and Distributions.  In the event the Company at any time, or from time to time after the Original Issue Date of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Rate for such series of Preferred Stock then in effect shall be increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Rate for such series of Preferred Stock then in effect by a fraction:

(1)the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance on the close of business on such record date, and

(2)the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance on the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully made on the date fixed therefor, the Conversion Rate for such series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Rate for such series of Preferred Stock shall be adjusted pursuant to this Paragraph 7(i) as of the time of actual payment of such dividends or distributions.

(i)Adjustment for Reclassification, Exchange, or Substitution.  If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for elsewhere in this Paragraph 7), then and in each such event the Holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by Holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustments as provided herein.

(j)Reorganization, Mergers, Consolidations, or Sales of Assets.  If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Paragraph 7) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the company's assets to any other person, then, as a part of such reorganization, merger, consolidation, or sale, provision shall be made so that the Holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting form such merger or consolidation or sale, to which a Holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Paragraph 7 with respect to the rights of the Holders of the Preferred Stock after the reorganization, merger, consolidation, or sale to the end that the provisions of this Paragraph 7 (including adjustment of the Conversion Rate then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(k)Notices of Record Date.  In the event of (i) any taking by the Company of a record of the Holders of any class or series of securities for the purpose of determining the Holders thereof who are entitled to receive any dividend or other distribution or (ii) any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, entity, or person, or any voluntary or involuntary dissolution, liquidation, or winding up of the Company, the Company shall mail to Holder of Preferred Stock at least thirty (30) days prior to the record date specified therein, a notice specifying (a) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up is expected to become effective, and (c) the time, if any is to be fixed, as to when the Holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up.

(l)Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock.  In lieu of any fractional shares to which the Holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Company's Common Stock on the date of conversion, as determined in good faith by the Board.

(m)Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n)Notices.  Any notice required by the provisions of this Paragraph 7 to be given to the Holder of shares of the Preferred Stock shall be deemed given when personally delivered to such Holder or five (5) business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to Holder of record at his address appearing on the books of the Company.

(o)Payment of Taxes.  The Holder will pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock.

(p)No Dilution or Impairment.  The Company shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the Holders of the Preferred Stock against dilution or other impairment.

8.No Preemptive Rights.

No Holder of the Series A Preferred Stock of the Corporation shall be entitled, as of right, to purchase or subscribe for any part of the unissued stock of the Company or of any stock of the Company to be issued by reason of any increase of the authorized capital stock of the Company, or to purchase or subscribe for any bonds, certificates of indebtedness, debentures or other securities convertible into or carrying options or warrants to purchase stock or other securities of the Company or to purchase or subscribe for any stock of the Company purchased by the Company or by its nominee or nominees, or to have any other preemptive rights now or hereafter defined by the laws of the State of Delaware.

9.No Reissuance of Preferred Stock.

No share or shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion, or otherwise shall be reissued, and all such shares shall be canceled, retired, and eliminated from the shares which the Company shall be authorized to issue.

10. Miscellaneous

(a)No Transfer of Series A Preferred Stock.  Holder may not sell, transfer or otherwise dispose of all or any portion of the shares of Series A Preferred Stock to any person or entity without the written consent of the Company, which consent may be withheld by the Company in its sole discretion.  Notwithstanding the foregoing, the Holder may transfer all or any portion of the Vested Series A Preferred Stock (i) to a Revocable Living Trust provided that the Holder is a trustee of such Trust, (ii) to emancipated children of a Holder, or (iii) to one or more entities of which the Holder is an officer, director, manager or otherwise deemed a control person, in each instance the transferee must acknowledge in writing that he/she/it will take such shares subject to the terms and conditions of this Certificate.

(b)Lost or Stolen Certificate.  Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of a certificate representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company in its sole discretion, and upon surrender and cancellation or such certificate if mutilated, the Company shall execute and deliver to the Holder a new certificate identical in all respects to the original certificate.

(c)Notices.  Except as otherwise specified herein, any notice, demand or request required or permitted to be given pursuant to the terms of this Certificate shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission or by e-mail or other electronic transmission (with a hard copy to follow) on or before 5:00 p.m., Los Angeles, California, U.S. time, on a business day or, if such day is not a business day, on the next succeeding business day, (ii) on the next business day after timely delivery to an overnight courier, (iii) if to the

Company, on the third business day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), or, (iv) if to the Holder, when deposited in the U.S. mail (first class, certified or registered) addressed as follows:

If to the Company:

Arrogene, Inc.

8560 West Sunset Blvd., Suite 424,

Los Angeles, CA 90069

or such other address and facsimile number as the Company shall designate from time-to-time as its central office and main facsimile number; and

if to Holder,

 to such address as shall be designated by such Holder in writing to the Company.

IN WITNESS WHEREOF, said ARROGENE, INC., has caused this Amended and Restated Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock to be duly executed by its President and attested by its Secretary and has caused its corporate seal to be affixed hereto, this 28th day of March, 2016.

ARROGENE, INC.

 By:/s/ Maurizio Vecchione

 Maurizio Vecchione, CEO